Exhibit 99.1

Service Corporation International Announces Pricing of Senior Notes Offering

HOUSTON, Aug. 10, 2015 /PRNewswire/ -- Service Corporation International (NYSE: SCI) (the "Company") announced today that it has priced an underwritten public offering of $300 million of its 5.375% Senior Notes due 2024 (the "Notes") in a reopening of its existing series of such Notes. The price to the purchasers was 103.75% of the principal amount of the Notes representing a yield-to-worst of 4.719%. The Company expects to close the sale of the notes on August 18, 2015, subject to the satisfaction of customary closing conditions.

The Notes form a part of the series of the Company's outstanding 5.375% Senior Notes due 2024 and have the same terms as the existing notes of this series issued by the Company. The Notes will have the same CUSIP number as the existing notes and will trade interchangeably with the existing notes immediately upon settlement. The Notes and the existing notes previously issued by the Company will constitute a single series under the indenture for all purposes. Upon issuance of the Notes, the aggregate principal amount outstanding of the Company's 5.375% Senior Notes due 2024 will be $850 million.

The offering is being made under the Company's existing shelf registration statement previously filed with the Securities and Exchange Commission (the "SEC"). The Company will use the net proceeds from this offering to redeem all of its outstanding 6.750% Senior Notes due 2016 and to repay approximately $88 million of outstanding borrowings under its revolving credit facility.

The Company also announced today that it will be issuing a notice for the redemption of approximately $197 million aggregate principal amount of its 6.750% Senior Notes due 2016 as described above pursuant to the terms of the indenture. The Bank of New York Mellon Trust Company, N.A., acting as Trustee, will send notices to all holders of the 6.750% Senior Notes due 2016 on August 11, 2015. The Trustee is the redemption agent/paying agent and may be reached at Corporate Trust, 601 Travis, 16th Floor, Houston, Texas 77002.

BofA Merrill Lynch is acting as the lead joint book-running manager for the offering. The offering may be made only by means of a prospectus supplement and accompanying base prospectus. The prospectus supplement will be filed with the SEC and may be found on its website at www.sec.gov. Copies of the prospectus supplement relating to the public offering may be obtained from:

BofA Merrill Lynch
222 Broadway
New York, NY 10038
Attention: Prospectus Department
Telephone: (800) 294-1322
Email: dg.prospectus_requests@baml.com

This press release does not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful. The notes will be offered only by means of a prospectus supplement and accompanying base prospectus. This press release does not constitute a notice of redemption with respect to the notes being redeemed.

Cautionary Statement on Forward-Looking Statements

The statements in this press release that are not historical facts are forward-looking statements made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate" or "predict" that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by us or on our behalf. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, unfavorable conditions in the financing markets and our ability to successfully complete the proposed offering on favorable terms.

For further information on these and other risks and uncertainties, see our SEC filings, including our 2014 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be obtained from our website at www.sci-corp.com. We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.

About Service Corporation International

Service Corporation International, headquartered in Houston, Texas, is North America's leading provider of deathcare products and services. As of June 30, 2015, the Company operated 1,550 funeral service locations and 467 cemeteries (including 262 combination locations) in North America, which are geographically diversified across 45 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through its business, the Company markets the Dignity Memorial® brand, which offers assurance of quality, value, caring service and exceptional customer satisfaction. For more information about Service Corporation, please visit www.sci-corp.com. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this press release.